            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2004 relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of Pictet Global Emerging Markets Fund (renamed Forward Global Emerging Markets Fund) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
June 28, 2004